NSAR ITEM 77O

                              VK Equity Income Fund
                               10f-3 Transactions

UNDERWRITING #            UNDERWRITING               PURCHASED FROM      AMOUNT OF SHARES    % OF UNDERWRITING    DATE OF PURCHASE
                                                                            PURCHASED
       1              Sprint Capital Corp.        Salomon Smith Barney      25,000,000             0.714%             04/29/99
       2            Goldman Sachs Group, Inc.        Goldman Sachs              72,400             0.105%             05/03/99
       3      Nippon Telegraph and Telephone Corp.     Schroeders               56,100             0.029%             11/08/99
                             ADS

Other Underwriters in the syndicate for #1
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Salomon Smith Barney
Warburg Dillon Read
ABN AMRO Incorporated
Credit Suisse First Boston Corporation
Lehman Brothers Inc.
J.P. Morgan Securities Inc.
Morgan Stnaley & Co. Incorporated
Deutsche Bank Securities Inc.
Utendahl Capital Partners, L.P.
Westdeutsche Landesbank Gironzentrale
The Williams Capital Group, L.P.

Other Underwriters in the syndicate for #2
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Goldman Sachs & Co.
Bear, Stearns & Co
Credit Suisse First Boston
Donaldson, Lufkin & Jenrette
Lehman Brothers
Merrill Lynch & Co.
J.P. Morgan & Co.
Morgan Stanley Dean Witter
Painewebber Incorporated
Purdential Securities
Salomon Smith Barney
Sanford C. Bernstein & Co., Inc.
Schroder & Co. Inc.